Exhibit 99.7

Ambrx Biopharma Inc.

JPMorgan Chase Bank, N.A., Depositary

PO Box 64873 Saint Paul MN 55164-0873

AMBRX BIOPHARMA INC.

TO THE REGISTERED HOLDERS OF AMERICAN DEPOSITARY RECEIPTS

REPRESENTING ORDINARY SHARES OF

AMBRX BIOPHARMA INC.

Please refer to the reverse side of this card for the Resolutions to be voted at the Extraordinary General Meeting.

FOLD AND DETACH HERE

Proposed Resolutions

The Board of Directors unanimously recommends a vote FOR all the Resolutions.

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

Res. 1	☐	☐	☐	Res. 2d	☐	☐	☐

Res. 2a	☐	☐	☐	Res. 2e	☐	☐	☐

Res. 2b	☐	☐	☐	Res. 2f	☐	☐	☐

Res. 2c	☐	☐	☐	Res. 3	☐	☐	☐

☐ Mark box at immediate left if you wish to give a discretionary proxy to a person designated by the Company. PLEASE NOTE: Marking this box voids any other instructions indicated above.

Address change ☐ Mark box, sign and indicate changes/comments below:	Sign below Date:

Please sign this Voting Instruction Card exactly as your name(s) appear(s) on the face of this card and on the books of the Depositary. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

Ambrx Biopharma Inc.

AGENDA

Proposed Resolutions

1.

To consider and vote upon a proposal to approve by special resolution and adopt the Agreement and Plan of Merger, dated as of September 11, 2023 (as it may be amended from time to time, the “Merger Agreement”), by and among Ambrx, New Ambrx Biopharma Inc., a Delaware corporation and newly-formed direct wholly owned subsidiary of Ambrx (“NewCo”), and Ambrx Merger Sub Inc. (“Merger Sub”), a Cayman Islands exempted company and newly-formed direct wholly owned subsidiary of NewCo, and to authorize by special resolution the plan of merger to be registered with the Registrar of Companies of the Cayman Islands in respect of the merger (the “Cayman Plan of Merger”), by and between Ambrx and Merger Sub. The Merger Agreement and the Cayman Plan of Merger provide for, among other things, the merger of Merger Sub with and into Ambrx (the “Merger”), with Ambrx surviving the Merger as a direct wholly owned subsidiary of NewCo, and in connection therewith changing its name to “Ambrx Biopharma Cayman, Inc.”, in each case on the terms of and subject to the conditions of the Merger Agreement and the Cayman Plan of Merger. Your approval of the Merger Proposal will constitute your approval and adoption of the Merger Agreement, the Cayman Plan of Merger, the Merger and the Proposed Organizational Documents (as defined below).

2.

On a non-binding advisory basis, to consider and vote upon the following separate proposals to approve the following differences between Ambrx’s Amended and Restated Memorandum and Articles of Association (as may be amended from time to time, the “Ambrx Governing Documents”) and the proposed new certificate of incorporation (“Proposed Certificate of Incorporation”) and the proposed new bylaws (the “Proposed Bylaws” and, together with the Proposed Certificate of Incorporation, the “Proposed Organizational Documents”) of NewCo, which are being presented separately in accordance with Securities and Exchange Commission guidance to give holders of Ambrx Ordinary Shares (as defined below) and holders of American Depositary Shares the opportunity to present their separate views on important corporate governance provisions:

2a.

On a non-binding advisory basis, to authorize the difference in authorized share capital between (a) Ambrx, which consists of $105,000 divided into 1,050,000,000 shares comprising (i) 950,000,000 ordinary shares, par value $0.0001 per share (“Ambrx Ordinary Shares”), and (ii) 100,000,000 undesignated shares, par value $0.0001 per share, of such class or classes (however designated) as the board of directors of Ambrx (the “Ambrx Board”) may determine in accordance with Articles 8 and 9 of the Ambrx Governing Documents, and (b) NewCo, which consists of 251,000,000 shares of capital stock of NewCo, comprising (i) 250,000,000 shares of common stock, par value $0.0001 per share, of NewCo (“NewCo Common Stock”) and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share, of NewCo;

2b.	On a non-binding advisory basis, to authorize provisions in the Proposed Certificate of Incorporation prohibiting cumulative voting rights for holders of NewCo Common Stock;

2c.

On a non-binding advisory basis, to authorize provisions in the Proposed Certificate of Incorporation limiting personal liability of NewCo directors and officers for monetary damages for breach of fiduciary duty as a director or as an officer to the extent permissible under the Delaware General Corporate Law (“DGCL”);

2d.

On a non-binding advisory basis, to authorize provisions in the Proposed Bylaws that provide, subject to certain exceptions, that the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any NewCo stockholder to bring (i) any derivative action or proceeding brought on behalf of NewCo, (ii) any action asserting a claim of breach of a duty (including any fiduciary duty) owed by any current or former director, officer, stockholder, employee or agent of NewCo to NewCo or NewCo stockholders, (iii) any action asserting a claim against NewCo or any current or former director, officer, stockholder, employee or agent of NewCo arising out of or relating to any provision of the DGCL, the Proposed Certificate of Incorporation or the Proposed Bylaws (each, as in effect from time to time), or (iv) any action asserting a claim against NewCo or any current or former director, officer, stockholder, employee or agent of NewCo governed by the internal affairs doctrine of the State of Delaware. This exclusive forum provision would not apply to suits brought to enforce a duty or liability vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, such as those created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction. In addition, the Proposed Bylaws provide that the federal district courts of the U.S. will be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act of 1933, as amended;

2e.

On a non-binding advisory basis, to adopt a staggered term for the board of directors of NewCo (“NewCo Board”). Directors will initially be divided into three classes. Each class will consist of, as equally as possible, one-third the total number of the directors constituting the entire NewCo Board. The term of the initial Class I, II and III directors will terminate on the date of the 2026, 2024 and 2025 Annual Meeting of NewCo stockholders, respectively. At each succeeding annual meeting beginning in 2024, successors to the class of directors whose term expires at the annual meeting shall be elected for a three year term; and

2f.

On a non-binding advisory basis, to adopt a threshold of holders of at least 80% of the shares of NewCo who are entitled to vote at an election of directors to amend, alter, change or repeal, or to adopt any provision inconsistent with the purpose and intent of (i) Paragraphs (c), (d), (e), or (f) of Article Fifth or any provision of Articles Sixth, Seventh, Eighth, Ninth, Eleventh and Twelfth of the Proposed Certificate of Incorporation and (ii) Sections 3, 4 or 5 of Article II or Sections 1, 2, 4, or 6 of Article III or any of the provisions of Article VIII, Article IX or Article X of the Proposed Bylaws.

3.

To consider and vote upon a proposal to approve, by ordinary resolution, the adjournment of the Extraordinary General Meeting to a later date or dates, if necessary, either (i) to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals at the Extraordinary General Meeting, to be effective as of the date of the Extraordinary General Meeting or (ii) the Ambrx Board determines before the extraordinary General Meeting that it is not necessary or no longer desirable to proceed with the other proposals.

Ambrx Biopharma Inc. JPMorgan Chase Bank, N.A., Depositary PO Box 64873, Saint Paul MN 55164-0873	Voting Instruction Card

JPMorgan Chase Bank, N.A., (the “Depositary”) has received notice that the Extraordinary General Meeting of Shareholders (the “Meeting”) of shareholders of Ambrx Biopharma Inc. (the “Company”) will be held virtually at 11:00 a.m. (Pacific Time), on Tuesday, October 10, 2023, for the purposes set forth on this card.

If you are desirous of having the Depositary, through its Nominee or Nominees, vote or execute a proxy to vote the Ordinary Shares represented by your American Depositary Receipt(s) FOR or AGAINST or to ABSTAIN from voting on the Resolutions, or any of them, proposed for the Meeting, kindly execute and forward to the Depositary the attached Voting Instruction Card. The enclosed postage-paid envelope is provided for this purpose. This Voting Instruction Card should be executed in such a manner as to show clearly whether you desire or oppose or abstain from voting on the Company’s Resolutions, or any of them, as the case may be. Alternatively, you may include instructions to give a discretionary proxy to a person designated by the Company. The Voting Instruction Card MUST be forwarded in sufficient time to reach the Depositary before 9:00 a.m. (Eastern Time), on October 5, 2023. Only the registered holders of record of American Depositary Receipt(s) as of the close of business on August 31, 2023, will be entitled to execute the attached Voting Instruction Card.

The signatory, a registered holder of American Depositary Receipts representing Ordinary Shares of the Company of record on August 31, 2023, hereby requests and authorizes the Depositary, through its Nominee or Nominees, to vote or execute a proxy to vote the underlying Ordinary Shares of the Company represented by American Depositary Receipts, in accordance with the instructions given at the Extraordinary General Meeting of Shareholders.

NOTE: In order to have the aforesaid shares voted, this Voting Instruction Card MUST be returned before 9:00 a.m. (Eastern Time), on October 5, 2023.

Please Note: The Notice and Proxy Statement are available for viewing on the Company’s website https://ir.ambrx.com/.

JPMorgan Chase Bank, N.A., Depositary

PLEASE MARK, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.